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                                                                     Exhibit 2.2


                           ALLONGE TO PROMISSORY NOTE

     THIS ALLONGE, effective this 31st day of December, 2001, is to be part of and attached to the Promissory Note of BERNARD CHAUS, INC., a New York corporation (the "Maker") to GMAC COMMERCIAL CREDIT LLC (the "Payee"), dated October 10, 1997 in the original principal amount of $15,000,000 (the "Note").

     Effective as of the date of this Allonge, the first sentence of the Note is revised as follows:

     "FOR VALUE RECEIVED, the undersigned BERNARD CHAUS, INC. (the "Maker") hereby promises to pay to the order of GMAC COMMERCIAL CREDIT LLC (the "Payee"), at 1290 Avenue of the Americas, New York, New York 10104 or at such other place as may be designated in writing by the holder hereof, the principal sum of Fifteen Million Dollars ($15,000,000), in lawful money of the United States of America, in twenty (20) consecutive, equal quarterly installments, each in the amount of $250,000.00, commencing on March 31, 1998 and on the last day of each fiscal quarter thereafter and one final installment on April 1, 2003 in the amount of the then outstanding principal balance."

     This Allonge shall be deemed to amend and modify the Note, to the extent inconsistent with the Note. Subject to the foregoing, the Note and all of its terms and conditions are ratified and reaffirmed and remain in full force and effect.

     Effective as of April 30, 2002.


                                     BERNARD CHAUS, INC.

                                     By: /s/ Nicholas DiPaolo
                                        --------------------------------------
                                        Title: Vice Chairman of the Board, and
                                               Chief Operating Officer

ATTEST:

/s/ Barton Heminover
-------------------------------
Secretary

[CORPORATE SEAL]

Accepted and Agreed:

GMAC COMMERCIAL CREDIT LLC

By: /s/ John H. McGowan
   ----------------------------
Title: Vice President